Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-292202 on Form N-14 of our report dated December 15, 2025 and January 14, 2026, relating to the financial statements and financial highlights of MFS Intermediate Income Trust and MFS Government Markets Income Trust (the “Funds”), appearing in the Forms N-CSR of the Funds for the years ended October 31, 2025 and November 30, 2025, and to the references to us under the heading “Other Service Providers” in the Joint Proxy Statement/Prospectus, which is a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

January 27, 2026